EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-197732 on Form S-8 of our report, relating to the consolidated financial statements and financial statement schedule of Advanced Drainage Systems, Inc. and subsidiaries dated March 29, 2016 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 2), appearing in this Annual Report on Form 10-K of Advanced Drainage Systems, Inc. for the year ended March 31, 2015.

/s/ Deloitte & Touche LLP

Columbus, Ohio

March 29, 2016